Exhibit 99.1

Media Contact: Steve Littlejohn
314-702-7556
slittlejohn@express-scripts.com
Investor Contact: David Myers
(314) 702-7173
david.myers@express-scripts.com

Express Scripts Names George Paz Chief Executive Officer Effective April 1, 2005
Barrett Toan will continue as Chairman of the Board

ST.  LOUIS, December 16, 2004 — Express Scripts, Inc. (Nasdaq: ESRX) announced today the appointment of George Paz as Chief Executive Officer effective April 1, 2005. Mr. Paz will succeed Chairman and CEO Barrett Toan, who will continue to serve as Chairman of the Company’s Board of Directors. Mr. Paz, 49, has been President of Express Scripts since 2003 after joining the company as Chief Financial Officer in 1998. Mr. Paz will retain the title of President, and will continue to serve on the Company’s Board of Directors.

Speaking on behalf of the board, Mr. Toan said, “This begins an exciting new chapter for Express Scripts. George is a highly regarded and experienced leader who has demonstrated a commitment to growth, our business model and the enhancement of our value proposition. He knows how to align the company’s priorities with those of our clients, which makes him the right person to lead Express Scripts.”

“Express Scripts has enjoyed great success as we have grown by making the use of prescription drugs safer and more affordable for over 50 million people. George has broad business experience as well as a deep understanding of all aspects about our company. I am confident that George will lead the extraordinary team of people at Express Scripts to create a bigger and better company,” Mr. Toan said.

Prior to joining Express Scripts, Mr. Paz was a partner with the accounting firm of Coopers & Lybrand, managing the firms’ Midwest insurance practice. He also previously served as executive vice president and chief financial officer of Life Partners Group, Inc., a publicly traded life insurance and annuity company. In that role, he had oversight of all of the company’s financial and administrative functions and served on its executive committee. Mr. Paz is a member of the American Institute of Certified Public Accountants.

As Chief Financial Officer for Express Scripts from 1998 until 2003, Mr. Paz oversaw four significant acquisitions that contributed to the company’s exceptional growth. During his tenure, the Company’s annual revenues have grown from $1.2 billion to approximately $15 billion. Since being appointed President in 2003, Mr. Paz has had responsibility for day-to-day operations and has recently led the development of the Company’s three year strategic plan.

At Mr.Toan’s request, the Executive Compensation and Development Committee of Express Script’s Board of Directors initiated a process to identify a successor to Mr. Toan. That process led to the appointment of Mr. Paz as President in 2003 and then the unanimous approval of Express Scripts full Board of Directors earlier this week to name Mr. Paz Chief Executive Officer.

Mr.  Paz said, “Everyone associated with Express Scripts is grateful for Barrett’s visionary leadership over the past 15 years, and as Chairman he will remain active with the Company. I look forward to a seamless transition and leading this great company to future achievements in the same manner we have to date: by using market forces, technology and innovation to deliver service and results that are second to none. In other words, our future will stay true to our heritage.”

Mr.  Paz and his wife Melissa live in Clayton Missouri where he serves on the boards of directors for several not-for-profit organizations. He enjoys skiing and playing golf with his wife and three adult daughters.

Express Scripts, Inc. is one of the largest pharmacy benefit management (PBM) companies in North America, providing PBM services to over 50 million patients through facilities in 13 states and Canada. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, and medical information management services. The Company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at www.express-scripts.com, which includes expanded investor information and resources.

Safe Harbor

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.